Exhibit 10.4

July 2, 2024

Mark Forman, MD, PhD
[***]

Via electronic mail

Re: Employment Letter

Dear Mark,

This employment letter agreement (the “Agreement”) is entered into between you and Ventyx Biosciences, Inc. (the “Company” or “we”), to set forth the terms and conditions of your employment with the Company.

1. Title; Position. Effective as of August 15, 2024 (the “Effective Date”), you will serve as the Company’s Chief Medical Officer, reporting to the Company’s President and Chief Executive Officer, and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s President and Chief Executive Officer. The period of your employment under this Agreement is referred to herein as the “Employment Term.” While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company, except as approved by the Company’s Board of Directors (the “Board”) or its authorized committee (“Committee”). By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.

2. Location. You will perform your duties during the Employment Term from your home office located in Wynnewood, PA, subject to customary travel as reasonably required by the Company and necessary to perform your job duties. Business travel including travel to the Company’s office in San Diego, CA will be reimbursed in accordance with the Company’s travel and expense policy.

3. Base Salary. Commencing on the Effective Date and during the Employment Term, your annual base salary will be $482,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

4. Annual Bonus. During the Employment Term, your target fiscal year annual cash bonus target will be 40% of your annual base salary earned during the fiscal year (the “Bonus Opportunity”), based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. The annual bonus for 2024 will not be prorated based on date of hire. Unless determined otherwise by the Board or Committee, as applicable, the payment of the achieved portion of such Bonus Opportunity will be subject to your continued employment through and until the date of payment. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual Bonus Opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5. Equity Awards. On the Effective Date, subject to the approval of the Board or Committee, you will be granted an option to purchase 350,000 shares of the Company’s common stock pursuant to the Company’s 2021 Equity Incentive Plan and a form of option agreement thereunder (such documents, together with the documents for any prior equity awards granted to you by the Company, collectively, the “Equity Documents”) at an exercise price per share equal to the fair market value of the stock on the date of the grant, which will be the closing price of the Company’s common stock as reported on The Nasdaq Global Select Market on the Effective Date (the “Option”). The Option will be granted to you only if you remain an employee of the Company through the grant date. The shares subject to the Option will vest as follows, subject to your continued service through the applicable vesting date: 25% of the shares subject to the Option will vest on the one-year anniversary of the Effective Date, and 1/48th of the shares subject to the option will vest ratably each month thereafter, in each case subject to your continued service with the Company through the applicable vesting date. Additionally, during the Employment Term, you will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

6. Employee Benefits. Commencing on the Effective Date and during the Employment Term, you will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including, without limitation, any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) based on your position within the Company. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance or change in control payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

8. Confidential Information and Inventions Assignment. You will be required to execute the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “At-Will Employment Agreement”) as a condition of your employment with the Company. Among other provisions, the At-Will Employment Agreement provides for the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. We must receive your signed At-Will Employment Agreement before your first day of employment.

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause or notice, to the extent permitted by applicable laws. We request that, in the event of resignation, you give the Company at least two weeks’ notice. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term.

10. Miscellaneous. The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your employment, therefore, is contingent upon the timely and successful completion of the Company’s background check in advance of the Effective Date. In the event we allow you to start employment before we receive the results of the background check, you understand and agree that your employment is contingent upon our receipt of results of the background check, satisfactory to us, within 30 days after the Effective Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company’s Employee Handbook. This Agreement, together with the At-Will Employment Agreement, the Equity Documents and the Severance Plan, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company, whether written or oral. This Agreement will be governed by the laws of the State of Pennsylvania but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

If you agree with the employment provisions of this letter, please sign this letter in the space provided below and return it to the Company.

Sincerely,

VENTYX BIOSCIENCES, INC.

By:	/s/ Raju Mohan
Name: Raju Mohan
Title: Chief Executive Officer

Date:	July 7, 2024

I acknowledge and agree that this offer letter correctly sets forth the terms of my at-will employment by Ventyx Biosciences, Inc. I am not relying on any representations other than those set forth above.

Agreed to and accepted:

/s/ Mark Forman

Date: July 4, 2024